Report of Independent Registered Public Accounting Firm


To the Shareholders and Trustees of Vanguard CMT Funds:

In our opinion, the accompanying statement of net assets and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Vanguard Market Liquidity Fund, Vanguard Municipal
Cash Management Fund and Vanguard Yorktown Liquidity Fund
(hereafter referred to as the "Funds") at August 31, 2004, the results of each of their operations, the changes in each of their net assets and the financial highlights for the period July 19, 2004 (commencement of operations) through August 31, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Funds' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at August 31, 2004 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.



PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania


October 1, 2004
1

1